Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2022 Second Quarter Results Contributing to Record-Breaking First Half Total Revenues and Pre-Tax Income and Reiterates Annual Guidance

  First half total revenues were $218.3 million, the highest in the first half in the Company’s history, an increase of 17.1% from the fiscal 2021 first half and included total revenues of $100.7 million in the fiscal second quarter, an increase of 6.3% from the fiscal 2021 second quarter
  First half pre-tax income was $25.8 million, the highest for the first half in the Company’s history, compared to pre-tax income of $22.7 million in the fiscal 2021 first half. Second quarter pre-tax income was $7.6 million, including incremental freight expenses of approximately $3.8 million, and compared to the previous record-high of $9.5 million in pre-tax income for the fiscal 2021 second quarter
  Board authorized new share repurchase program of $50.0 million following completion of the previous $25.0 million share repurchase program which was announced in November 2021
  Reiterates fiscal 2022 annual guidance including growth in total revenues and profitability compared to fiscal 2021

ST. LOUIS--(BUSINESS WIRE)--September 1, 2022--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the second quarter and first half ended July 30, 2022.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer commented, “We are pleased to have delivered a strong fiscal 2022 second quarter which contributed to record-setting levels for total revenues and profitability for the fiscal first half, following the most profitable year in our company’s history. We believe that our strategic plan which capitalizes on our powerful brand, executed with discipline and agility, is the primary driver of our sustained profitable growth. Thus far in the third quarter, our overall sales trends and retail traffic patterns have continued to be positive, and while we are mindful of the macro-economic uncertainties, we have demonstrated an ability to remain nimble and adapt our resilient and more diversified business model to navigate challenging environments. These factors are reflected in our Board’s confidence in our future and the value of our business leading to the authorization of a new $50 million share repurchase program which was announced yesterday. This follows the completion of a $25 million stock buyback program which was authorized in November 2021 which resulted in the repurchasing of approximately 10% of our shares outstanding.

“As we look forward to the balance of the year and all-important holiday season, we believe we are well-positioned to achieve our expectations and are reaffirming our annual guidance. We continue to make progress on our strategic initiatives including accelerating a broad-reaching and comprehensive digital transformation, continuing to evolve our retail experience and footprint while optimizing our expanded omnichannel capabilities, and leveraging our solid financial position to invest in initiatives intended to drive growth and return value to our shareholders,” concluded Ms. John.

Second Quarter Fiscal 2022 Results (13 weeks ended July 30, 2022 compared to the 13 weeks ended July 31, 2021):

  Total revenues were $100.7 million, a 6.3% increase compared to $94.7 million in the fiscal 2021 second quarter;
    Net retail sales were $95.9 million, a 5.0% increase compared to $91.3 million in the fiscal 2021 second quarter;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) declined 8.4% compared to the fiscal 2021 second quarter which had the benefit of strong launches of key products as growth in Europe was offset by a decline in North America. Compared to the fiscal 2019 second quarter, digital demand increased by almost 150%; and
    Commercial and international franchise revenues were $4.8 million, a 41.1% increase compared to $3.4 million in the fiscal 2021 second quarter;
  Gross profit margin was 49.6%, compared to 53.2% in the fiscal 2021 second quarter. The 360 basis-point contraction in gross profit margin was primarily driven by the negative impact of an increase of approximately 400 basis points in transportation costs, as well as other inflationary pressures, partially offset by leverage of fixed occupancy and warehouse costs and lower promotional activity. The Company expects its ongoing mitigation efforts along with some moderation in freight cost pressure to contribute to an improvement in gross profit margin in the second half of fiscal 2022 versus the first half of 2022. Compared to the fiscal 2019 second quarter, gross profit margin improved by 550 basis points;
  Selling, general and administrative (“SG&A”) expenses were $42.3 million, or 42.0% of total revenues, compared to $40.9 million, or 43.2% of total revenues, in the fiscal 2021 second quarter;
  Pre-tax income was $7.6 million, including incremental freight expense of approximately $3.8 million compared to a record-setting pre-tax income of $9.5 million in the fiscal 2021 second quarter;
  Income tax expense was $1.8 million compared to an income tax expense of $2.6 million in the fiscal 2021 second quarter;
  Net income was $5.8 million, or $0.38 per diluted share, compared to net income of $6.8 million, or $0.42 per diluted share, in the fiscal 2021 second quarter; and
  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $10.7 million, a $1.8 million decrease from $12.5 million in the fiscal 2021 second quarter.

First Six Months Highlights (26 weeks ended July 30, 2022 compared to the 26 weeks ended July 31, 2021):

  Total revenues were $218.3 million, the highest in the first half in the Company’s history, reflecting an increase of 17.1%, compared to $186.4 million in the first six months of fiscal 2021;
    Consolidated net retail sales were $208.8 million, an increase of 15.7% compared to $180.5 million in the first six months of fiscal 2021;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) declined 2.3% compared to the first six months of fiscal 2021 with an increase in Europe offset by a decline in North America. Compared to the fiscal 2019 first six months, digital demand increased by 180%; and
    Commercial and international franchise revenues were $9.6 million, a 62.7% increase compared to $5.9 million in the first six months of fiscal 2021;
  Pre-tax income reached a record-setting level at $25.8 million compared to the previous record in pre-tax income of $22.7 million in the first six months of fiscal 2021;
  Net income was $20.0 million, or $1.27 per diluted share, compared to net income of $17.2 million, or $1.08 per diluted share, in the first six months of fiscal 2021; and
  EBITDA was $32.1 million, an increase of $3.3 million from EBITDA of $28.8 million in the first six months of fiscal 2021.

Store Activity:
As previously shared, the Company expects to end fiscal 2022 with an increase in total store locations in North America inclusive of third-party locations, as it continues to make progress on its previously announced plans to open twenty workshops. Separately, the Company continues to expect to end the year with a reduction in locations within Europe. Combined across geographies, the Company plans to have more total locations at the end of the 2022 fiscal year compared to the end of fiscal 2021 inclusive of third-party locations.

As of July 30, 2022, the Company had 346 corporately-managed stores (excluding 6 temporary seasonal shops) which reflects six net closures as compared to the end of the fiscal 2021 second quarter with an increase in store count in North America and a decrease in Europe. There was no change in corporately-managed store count at the end of the fiscal 2022 second quarter compared to the beginning of the fiscal 2022 year. The Company maintains a high level of lease optionality with over 70% of its corporately-managed stores having a lease event within the next three years.

Through the Company’s third-party retail business model, there were 65 locations as of July 30, 2022 with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts, reflecting 4 net openings in the first half of fiscal 2022. The Company’s international franchisees operated 62 locations at the end of the fiscal 2022 second quarter reflecting 12 net closures compared to the end of the 2021 second quarter.

Balance Sheet:
As of July 30, 2022, cash and cash equivalents totaled $14.4 million, compared to $51.1 million as of July 31, 2021. The Company noted that the 2022 quarter-end position as compared to the prior year period reflected the use of cash to repurchase shares of its common stock, payment of a special dividend, and an increased investment in working capital to support strategic initiatives intended to drive further growth. The Company finished the quarter with no borrowings under its revolving credit facility.

Total inventory at quarter end was $87.7 million, an increase of $40.4 million from the end of the fiscal 2021 second quarter reflecting strategically planned accelerated inventory purchases intended to partially mitigate inflationary and supply chain pressures. The increase in inventory as compared to the end of the fiscal 2021 second quarter reflects: (i) higher on-hand units compared to last year’s unusually low level driven by supply chain disruptions; (ii) increased freight and other inflationary costs; and (iii) a shift in product mix. The Company noted that it is comfortable with the composition and level of its inventory which supports increased consumer demand and critical seasonal products. The Company continues to expect to end the year with total inventory below the 2021 fiscal year-end level.

Subsequent to quarter-end:
As of August 9, 2022, the Company completed the stock repurchase program approved by its Board of Directors on November 30, 2021. Under the program, the Company repurchased 1,522,680 shares at an average price of $16.42 per share representing the entirety of the $25.0 million stock buyback program. The shares repurchased were nearly 10% of the shares outstanding as of the end of the fiscal 2021 third quarter.

As announced yesterday, the Company’s Board of Directors authorized a new share repurchase program of up to $50.0 million effective through August 31, 2025.

2022 Outlook:
Given its positive first half and year-to-date performance, the Company has confidence that it is continuing to make progress on its strategic initiatives including the acceleration of its digital transformation, the evolution of its retail experience and footprint and the leveraging of its strong balance sheet and cash flow to make capital allocation decisions that are intended to drive growth and enhance shareholder value. With its current momentum continuing into the third quarter, the Company is reaffirming its fiscal 2022 guidance including:

  Total revenues in the range of $440 million to $460 million, as compared to $411.5 million in fiscal 2021;
  Pre-tax income in the range of $52 million to $62 million, as compared to $50.7 million in fiscal 2021;
  EBITDA in the range of $65 million to $75 million, as compared to $63.0 million in fiscal 2021;
  Income tax rate in the range of 24% to 25%;
  Capital expenditures in the range of $10 to $15 million;
  Depreciation and amortization of approximately $13 million; and
  To finish the year with inventory levels below the end of fiscal 2021.

The Company’s guidance for growth in profitability takes into account anticipated ongoing inflationary pressures as well as its plans to mitigate the impact on its margins. The Company noted that its outlook assumes no further material changes in the operations of its supply chain including the ability to receive and ship product on a timely basis, the macro-economic environment or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures:
In this press release, the Company’s financial results are provided both in accordance with U.S. generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and projected EBITDA, which is a non-GAAP financial measure. These results are included as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure helps identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. This measure should not be considered a substitute for or superior to GAAP results. This non-GAAP financial measure is defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:
Build-A-Bear Workshop will host a conference call and audio webcast to discuss its results today, August 25, 2022 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-3982 or, for international callers, (201) 493-6781. Additionally, a live webcast of the call can be accessed at http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET. The webcast will be archived on the Company’s website for one year and will be available for replay approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on August 26, 2021 until 11:59 p.m. ET on September 1, 2022 and can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers and entering replay pin number 13731669.

About Build-A-Bear
Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar retail locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder” as well as the new “Bear Builder 3D Workshop”. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $411.5 million in fiscal 2021. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:
This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 15, 2021 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	July 30,	% of Total	July 31,	% of Total
	2022	Revenues (1)	2021	Revenues (1)
Revenues:
Net retail sales	$95,882	95.3	$91,289	96.4
Commercial revenue	4,054	4.0	2,946	3.1
International franchising	749	0.7	493	0.5
Total revenues	100,685	100.0	94,728	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	48,387	50.5	42,677	46.7
Cost of merchandise sold - commercial (1)	1,949	48.1	1,286	43.7
Cost of merchandise sold - international franchising (1)	437	58.4	365	74.0
Total cost of merchandise sold	50,773	50.4	44,328	46.8
Consolidated gross profit	49,912	49.6	50,400	53.2

Selling, general and administrative expense	42,264	42.0	40,919	43.2
Interest expense (income), net	3	0.0	8	0.0
Income (loss) before income taxes	7,645	7.6	9,473	10.0
Income tax expense (benefit)	1,815	1.8	2,638	2.8
Net income (loss)	$5,830	5.8	$6,835	7.2

Income (loss) per common share:
Basic	$0.38		$0.44
Diluted	$0.38		$0.42
Shares used in computing common per share amounts:
Basic	15,274,770		15,398,406
Diluted	15,536,308		16,111,587
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	July 30,	% of Total	July 31,	% of Total
	2022	Revenues (1)	2021	Revenues (1)
Revenues:
Net retail sales	$208,772	95.6	$180,501	96.8
Commercial revenue	8,340	3.8	5,055	2.7
International franchising	1,235	0.6	865	0.5
Total revenues	218,347	100.0	186,421	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	101,987	48.9	84,770	47.0
Cost of merchandise sold - commercial (1)	3,895	46.7	2,190	43.3
Cost of merchandise sold - international franchising (1)	725	58.7	633	73.2
Total cost of merchandise sold	106,607	48.8	87,593	47.0
Consolidated gross profit	111,740	51.2	98,828	53.0

Selling, general and administrative expense	85,884	39.3	76,161	40.9
Interest expense, net	22	0.0	13	0.0
Income (loss) before income taxes	25,834	11.8	22,654	12.2
Income tax expense	5,814	2.7	5,439	2.9
Net income (loss)	$20,020	9.2	$17,215	9.2

Income (loss) per common share:
Basic	$1.30		$1.13
Diluted	$1.27		$1.08
Shares used in computing common per share amounts:
Basic	15,375,250		15,230,215
Diluted	15,749,058		15,958,520
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	July 30,	January 29,	July 31,
	2022	2022	2021
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$14,437	$32,845	$51,136
Inventories, net	87,722	71,809	47,342
Receivables, net	15,337	11,701	8,648
Prepaid expenses and other current assets	12,910	13,643	8,841
Total current assets	130,406	129,998	115,967

Operating lease right-of-use asset	76,560	77,671	93,087
Property and equipment, net	46,689	48,966	48,161
Deferred tax assets	7,596	7,613	-
Other assets, net	2,184	2,076	7,060
Total Assets	$263,435	$266,324	$264,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,086	$21,849	$16,028
Accrued expenses	22,873	25,543	20,972
Operating lease liability short term	25,244	25,245	28,019
Gift cards and customer deposits	17,969	20,937	18,096
Deferred revenue and other	4,416	3,808	2,723
Total current liabilities	99,588	97,382	85,838

Operating lease liability long term	68,291	73,307	89,883
Deferred franchise revenue	592	734	847
Other liabilities	1,100	1,218	2,572

Stockholders' equity:
Common stock, par value $0.01 per share	150	162	163
Additional paid-in capital	69,409	75,490	73,394
Accumulated other comprehensive loss	(12,385)	(12,470)	(12,579)
Retained earnings/(deficit)	36,690	30,501	24,157
Total stockholders' equity	93,864	93,683	85,135
Total Liabilities and Stockholders' Equity	$263,435	$266,324	$264,275

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021

Other financial data:

Retail gross margin ($) (1)	$47,495	$48,612	$106,785	$95,731
Retail gross margin (%) (1)	49.5%	53.3%	51.1%	53.0%
Capital expenditures (2)	$2,995	$1,062	$4,065	$1,553
Depreciation and amortization	$3,026	$2,993	$6,276	$6,120

Store data (3):
Number of corporately-managed retail locations at end of period
North America			307	305
Europe			39	47
Asia			—	—
Total corporately-managed retail locations			346	352

Number of franchised stores at end of period			62	74

Number of third-party retail locations at end of period			65	57

Corporately-managed store square footage at end of period (4)
North America			722,000	716,702
Europe			58,216	70,371
Total square footage			780,216	787,073
(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Income before income taxes (pre-tax)	$7,645	$9,473	$25,834	$22,654
Interest expense, net	3	8	22	13
Depreciation and amortization expense	3,026	2,993	6,276	6,120
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$10,674	$12,474	$32,131	$28,787

	Fiscal 2022
	Guidance
	(in millions)
Income before income taxes (pre-tax)	$52 - $62
Interest (income) expense, net	-
Depreciation and amortization expense	13
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$65 - $75

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
(314) 423-8000 x5221

Media:
PR@buildabear.com